Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-118020 on Form S-3 of Block Financial Corporation and Registration Statement No. 333-118020-01 on Form S-3 and Nos. 333-119070, 333-42143, 333-42736, 333-56400, 333-70402, and 333-106710 on Form S-8 of H&R Block, Inc. of our reports dated June 30, 2008, relating to (1) the 2008 consolidated financial statements which report expresses an unqualified opinion and includes an explanatory paragraph regarding H&R Block, Inc.’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes,” (2) the 2008 financial statement schedule of H&R Block, Inc., and (3) the effectiveness of H&R Block, Inc.’s internal control over financial reporting as of April 30, 2008, appearing in this Annual Report on Form 10-K of H&R Block, Inc. for the year ended April 30, 2008.
DELOITTE & TOUCHE LLP
June 30, 2008